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                                                                     Exhibit 3.5

                         High Speed Internet Services
                             Memo of Understanding
                                     (MOU)


     THIS Memo of Understanding ("MOU") dated the 12th day of May, 2000.
                                                  ----        ---
     BETWEEN: Cinema Internet Networks Inc. (herein called "CinemaWorks") a
              -----------------------------                 -----------
     Canadian corporation whose address is .3150 Celtic Ave. Bldg#2, Vancouver,
                                            ----------------------------------
     B.C. V6N 3X7 AND: GalaVu Entertainment Network Inc. (herein called

     "GalaVu") whose address is located at. 10 Meteor Drive, Toronto, Ontario,
                                            ---------------------------------
     Canada M9W 1A4.
     --------------

     WHEREAS:

     A. CinemaWorks and GalaVu seek to sell, using the CinemaWorks Darwin `partner' agreement, high speed internet services to hotels in Canada.

     B. The purpose of this MOU is to reach a general understanding of a business relationship and move toward a commercial agreement regarding business parameters such as sharing revenue as per the CinemaWorks Darwin Agent Agreement.

     C. This MOU attempts to outline attempts to define individual and joint company responsibilities regarding sales, installation, etc.

     D. GalaVu currently provides PPV movies and other services to approximately 200 hotels in Canada. Some of GalaVu's PPV contracts include the right to provide data services as well as movies.

     E. The parties agree to make their best efforts to execute by the various the dates and timeframes agreed to herein, certain commercial agreements and certain tasks regarding the business points and plans agreed to in this MOU.

     F. This MOU is only valid only if another integral MOU to this document is signed by the appropriate parties. That MOU is titled: High Speed Internet "Content" Memo of Understanding (MOU), and will be signed by Darwin, GalaVu and CinemaWorks.

NOW THEREFORE, the parties hereby agree to details of the MOU as follows:

1.0  CinemaWorks' Responsibilities
-----------------------------------

   1.1. CinemaWorks agrees to share its agreement with Darwin Networks with GalaVu in an agreed upon split of revenue from that agreement, the points and breakout of which are attached as Schedule A. The final negotiated revenue sharing arrangements will be specified in the commercial agreement between the parties that follows this MOU.

   1.2 CinemaWorks will assist GalaVu with sales in GalaVu hotels at GalaVu's option. This optional assistance will be provided under terms and conditions to be designated in the commercial agreement between the parties.

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   1.3  CinemaWorks will provide GalaVu with all Darwin related contracts, marketing material, forms, and so on, including all documents that are needed to sell GalaVu's hotels on Darwin's high speed internet services. In its simplest form, GalaVu and CinemaWorks are responsible for submitting signed contracts via CinemaWorks to Darwin.

   1.4 CinemaWorks will draft the formal legal commercial document that follows this MOU and will use its best efforts to produce a first draft for GalaVu's perusal within two weeks of signing this MOU with the target date for the final version and signature by the parties to 30 days from signature of this MOU.

   1.5 As good faith, CinemaWorks will include any GalaVu hotels under negotiation at the time of signing the commercial agreement between the parties.

2.0  GalaVu's Responsibilities
------------------------------

   2.1. GalaVu's primary responsibility is to put forth its best efforts to sign Darwin hotel internet service contracts with hotels that currently carry GalaVu's movie services. After these hotels are exhausted, then other avenues may be explored by the parties.

   2.2 At GalaVu's option, GalaVu will provide CinemaWorks with labor to assist in the installation of GalaVu's hotels. CinemaWorks will pay its standard rates for labor.

   2.3 GalaVu will lead all sales efforts to its hotels and may opt for CinemaWorks to assist in certain localities, such as British Columbia.

   2.4 GalaVu will have the option to assist CinemaWorks with training and training updates for GalaVu hotels' front desk and engineering personnel. Compensation will be determined before work begins and is CinemaWorks' sole responsibility to negotiate with Darwin Networks.

   2.5 GalaVu will work with CinemaWorks and Darwin to offer high speed internet access to hotels, as long as Darwin continues to pay for capital costs of the high speed internet services. It is Darwin's sole right to accept or refuse a particular hotel contract.

   2.6 In order to move forward and begin installing GalaVu properties while the "content" agreement is being completed and executed, GalaVu will, upon execution of this MOU, immediately assist CinemaWorks in signing six (6) GalaVu hotels to Darwin Service agreements.

   2.7 a. GalaVu will attach as Schedule B, the list of the proposed six (6) hotels that are intended to be sold Darwin's high speed internet services as of this date.

          b. CinemaWorks and GalaVu will prepare a memorandum/proposal to each GalaVu hotel with regard to the Darwin's high speed services. The parties will prepare this and GalaVu will use best efforts to send it to each of the six GalaVu hotels within 3 days of signature of this MOU. The revenue share between the parties for these first six hotels will be as proposed in Attachment A of this MOU.

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3.0 CinemaWorks and GalaVu's Joint Understandings and Responsibilities:
-----------------------------------------------------------------------

   3.1 Both parties agree to use their best efforts to conclude a formal commercial agreement that be completed by the first week of June, 2000, so that the parties can disclose their agreement business via news release in order to fully comply with the regulatory authorities. Both parties will jointly approve of the language used in this release and others that may follow.

   3.2 It is understood by the parties that they will work together toward the common strategy of signing and installing as many GalaVu hotels as possible with Darwin's services, in as short a time as possible.

   3.3 Both parties agree that the minimum term of each agreement with each hotel will extend to five (5) years to accommodate the initial term of Darwin's hotel agreements.

   3.4 Both parties understand that they are mutually dependent upon one another for the completion of certain tasks to the performed by the other, the completed sequence of these tasks will result in the successful launch of the business contemplated by the parties. These tasks may be started and ongoing before the completion of the formal commercial agreement.

   3.5 Both parties agree to work within Darwin's parameters, rules and regulations such as making sure that all news releases mentioning Darwin are first approved by Darwin.

   3.6 For greater certainty, this memorandum of understanding is non-binding and none of the parties will be bound by the terms of this MOU until the full agreement is signed by all parties.

SIGNED, SEALED AND DELIVERED BY:  SIGNED, SEALED AND DELIVERED BY:


Cinema Internet Networks Inc.      GalaVu Entertainment Inc.


/s/ Bill Massey                    /s/ Brad Schroeder
-------------------------------    -------------------------------


Bill Massey                        Brad Schroeder
-------------------------------    -------------------------------
Print Name                         Print Name

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                                  Schedule A

       CinemaWorks Revenue Sharing Agreement with Darwin and CinemaWorks'
               Sharing of that Revenue with GalaVu Entertainment

Cinema Works' (CWK) Agreement With Darwin Is As Follows/1/. All Dollars Are US$:
-------------------------------------------------------------------------------

 .    Sales commission=$10.00 per room, $5.00 paid at the acceptance by Darwin of a signed contract and $5.00 paid upon completion of installation. NOTE:
     Sales commissions may be subject to Darwin's corporate blanket master agreements and other changes beyond CinemaWork's control.

 .    Recurring Guest Room Revenue=$1.00 per buy up to $10.00 per use and 50% of
     all money charged over $10.00.

 .    Recurring Meeting Room Revenue=25% of gross collected revenue. We must share with the hotel out of this percentage.

 .    Finally, CinemaWorks has the right to 'site survey' and install all properties signed on behalf of Darwin.

CWK Proposes The Following Split With GalaVu (GV):
------------------------------------------------

1.     Sales:  GV:CWK split: 80% to GalaVu. All GalaVu hotels that CWK has
       -----
presented to are deemed to be GalaVu sales. However, CWK is willing to make direct calls to GV's British Columbia properties when asked. (However, if CinemaWorks is requested by GalaVu to make calls outside the province of British Columbia, then the related travelling costs will be reimbursed by GalaVu).

2.     Recurring Guest Room:  GV:CWK split: 50:50 (after subtracting automatic
       --------------------
hotel share as per the GalaVu service agreement with the hotel and which is money that ValaVu will either give or share with the hotel. The revenue split in this section will be for CWK's $1.00 per use. Money charges above $10.00 will remain the revenue of GalaVu.

3.     Recurring Meeting Room:  GV:CWK split: 50:50 (after subtracting automatic
       ----------------------
hotel share as per the GalaVu service agreement with the hotel).

4.     Installation Revenue:  CWK proposes to hire a minimum of one GV employee
       --------------------
per installed hotel at market laborer rates. This will assure GV a 'presence' at each installation. The labor rate will be determined once CWK has a firm budget for installation.


----------
/1/ Exception: Hotels signed under the Bass Agreement. There may be other exceptions beyond the control of CinemaWorks.

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                                  Schedule B

                          List of Six GalaVu Hotels


1.


2.


3.


4.


5.


6.

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